Putnam Dynamic Asset Allocation Growth Fund, March 31, 2014, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	17,945
Class B	797
Class C	1,223
Class M	278

72DD2 (000s omitted)

Class R	195
Class R5	100
Class R6	452
Class Y	2,124

73A1

Class A	0.232
Class B	0.107
Class C	0.127
Class M	0.157

73A2

Class R	0.191
Class R5	0.296
Class R6	0.291
Class Y	0.264

74U1 (000s omitted)

Class A	77,832
Class B	7,071
Class C	9,848
Class M	1,785

74U2 (000s omitted)

Class R	1,083
Class R5	382
Class R6	1,656
Class Y	7,366

74V1

Class A	17.06
Class B  	16.77
Class C   16.38
Class M	16.76

74V2

Class R   16.78
Class R5  17.19
Class R6  17.22
Class Y	17.19

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.